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Len Cereghino & Co.            CLIENT:  UNITED SECURITY
BANCORPORATION
CORPORATE INVESTOR RELATIONS   CONTACT: Richard C. Emery
2605 WESTERN AVE.                       President & CEO
SEATTLE, WA 98121                       (509) 467-6949
(206) 448-1996
NEWS RELEASE
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UNITED SECURITY NAMES RICHARD EMERY CHIEF EXECUTIVE OFFICER;
BUD DASHIELL TO REMAIN CHAIRMAN OF THE BOARD

  SPOKANE, WA--June 2,1998--United Security Bancorporation
(NASDAQ:USBN)
told shareholders at tonight's annual meeting that its Board of Directors has elected Richard C. Emery as Chief Executive Officer of the bank holding company, effective July 1. He joined the company as President and Chief Operating Officer on November 3, 1997.
  Emery succeeds William C. ("Bud") Dashiell, who is retiring as USBN's long-time Chief Executive Officer, effective June 30. Dashiell will continue as Chairman of the Board.
  "Rich's move into the CEO position achieves the management transition strategy that we first announced at last year's annual meeting." Dashiell noted. "He has brought a superb combination of skills to USBN and I am confident our company is guided by strong and reasoned management. Since his arrival at our company, he has shaped a unified team with the presidents of our three current bank subsidiaries--Duane Brandenburg at United Security Bank, Bill Edom at Home Security Bank, and Gary Schell at Bank of Pullman.
  "As former President and CEO of Pacific One Bank, NA, Rich has raised capital and built a new bank from inception, orchestrated mergers and acquisitions, developed new branches, and is grounded in all aspects of community commercial banking," Dashiell added.
  Emery served as President and CEO of Pacific One Bank, Kennewick, Washington, and its predecessor, American National Bank, from its founding in 1981 until joining USBN. American National was acquired by First Hawaiian Corporation (NASDAQ:FHWN) in July 1996 and changed its name to Pacific One Bank later that year. Previously, Emery held various positions with Farmers and Merchants Bank and Old National Bank of Washington-both in Spokane.
  "Bud Dashiell is the Dean of Eastern Washington's banking industry," Emery noted. "His accomplishments in building a strong, vibrant community banking franchise are legendary. Under his guidance, United Security has become widely known for its banking innovations and dedication to customer service. He has been a superb mentor and we are delighted he will continue as USBN Chair, although we will miss the daily wit and wisdom for which he is famous."
  Dashiell has been President and Chief Executive Officer of USBN since the holding company's formation in 1985. He has served as President and Chairman of its various bank, insurance, leasing, and mortgage company subsidiaries beginning in 1974, when he founded United Security Bank's first location in Chewelah, Washington, northeast of Spokane. He has been involved in all aspects of the banking industry in Central and Eastern Washington for the past 37 years.
  In 1989, Dashiell was the first President of the Washington Independent Community Bankers Association and served on its board several years. He also has served on the Washington Bankers Association Board and on the Bank Services Committee for Independent Bankers of
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                     UNITED SECURITY BANCORPORATION

America Association.
  United Security Bancorporation has grown aggressively during the past several years. Following the October 1997 acquisition of Bank of Pullman and building two de novo branches near Spokane, USBN currently has 24 branch offices-23 in Central and Eastern Washington and one in Moscow, Idaho.
  USBN's acquisition of Grant National Bank, with branches in Moses Lake and Ephrata, Washington, is still pending and will close in the third quarter of this year. Grant National had approximately $33 million in total assets, $30 million in deposits and $21 million in loans at its December 1997 year-end.
  Fueled by 1997's acquisitions and internal growth, United Security reported assets gained 47% to $346.9 million and deposits surged 50% to $301.1 million at March 31, 1998, compared to the year before. Net interest income, after provision for loan losses, gained 38% to $4.2 million in the first quarter of 1998 while noninterest income nearly doubled to $1.2 million, including a large property sale. The loan portfolio increased 36% to $241.5 million while shareholder equity grew 20% to $34.5 million. United Security Bancorporation's book value per share rose to $8.52.
  United Security Bancorporation is a multi-bank holding company. Its three current banking subsidiaries include United Security (based in Spokane), Home Security (based in Yakima Valley) and Bank of Pullman (based in Pullman, near the Idaho border). USBN now has 24 branch offices-23 in central and eastern Washington and one in Idaho. In addition, the company owns USB Insurance, a full-line insurance agency, USB Mortgage, a mortgage company, and USB Leasing, a commercial leasing company.



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